UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                                 ESG Re Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)


                             Common, $1.00 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   G31215 10 9
     -----------------------------------------------------------------------
                                 (CUSIP Number)


     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.    G31215 10 9           13G
          -----------------

--------------------------------------------------------------------------------

1.    Name of Reporting Person          John C Head III
      S.S. or I.R.S. Identifica-
      tion No. of Above Person          (No S.S. or IRS
                                        Identification No.)
--------------------------------------------------------------------------------

2.    Check the Appropriate Box         (a)   X
      if a Member of a Group
                                        (b)
--------------------------------------------------------------------------------

3.    S.E.C. Use Only
--------------------------------------------------------------------------------

4.    Citizenship or Place of            U.S.A.
      Organization
--------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power
Beneficially                                  9,570
                  --------------------------------------------------------------
Owned by Each     (6) Shared Voting
Reporting Person      Power                   3,345,896
With              --------------------------------------------------------------
                  (7) Sole Dispositive Power
                                              9,570
                  --------------------------------------------------------------
                  (8) Shared Dispositive
                      Power                   3,345,896
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially
      Owned by Each Reporting Person          3,355,466
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount
      in Row (9) Excludes Certain
      Shares
--------------------------------------------------------------------------------
11.   Percent of Class Represented
      by Amount in Row 9                      21.7%
--------------------------------------------------------------------------------
12.   Type of Reporting Person
                                              IN
--------------------------------------------------------------------------------

CUSIP NO.    G31215 10 9           13G
          -----------------

--------------------------------------------------------------------------------

5.    Name of Reporting Person           Madie Ivy
      S.S. or I.R.S. Identifica-
      tion No. of Above Person           (No S.S. or IRS
                                         Identification No.)
--------------------------------------------------------------------------------

6.    Check the Appropriate Box          (a)    X
      if a Member of a Group
                                         (b)
--------------------------------------------------------------------------------

7.    S.E.C. Use Only
--------------------------------------------------------------------------------

8.    Citizenship or Place of            U.S.A.
      Organization
--------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power
Beneficially                                  9,521
                  --------------------------------------------------------------
Owned by Each     (6) Shared Voting
Reporting Person      Power                   3,345,896
With              --------------------------------------------------------------
                  (7) Sole Dispositive Power
                                              9,521
                  --------------------------------------------------------------
                  (8) Shared Dispositive
                      Power                   3,345,896
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially
      Owned by Each Reporting Person          3,355,417
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount
      in Row (9) Excludes Certain
      Shares
--------------------------------------------------------------------------------
11.   Percent of Class Represented
      by Amount in Row 9                     21.7%
--------------------------------------------------------------------------------
12.   Type of Reporting Person
                                             IN
--------------------------------------------------------------------------------

CUSIP NO.    G31215 10 9           13G
          -----------------

--------------------------------------------------------------------------------

1.    Name of Reporting Person          HMI Partners L.P.
      S.S. or I.R.S. Identifica-
      tion No. of Above Person          (No S.S. or IRS
                                        Identification No.)
--------------------------------------------------------------------------------

2.    Check the Appropriate Box         (a)   X
      if a Member of a Group
                                        (b)
--------------------------------------------------------------------------------

3.    S.E.C. Use Only
--------------------------------------------------------------------------------

4.    Citizenship or Place of            Delaware
      Organization
--------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power
Beneficially                                  1,788,022
                  --------------------------------------------------------------
Owned by Each     (6) Shared Voting
Reporting Person      Power                   0
With              --------------------------------------------------------------
                  (7) Sole Dispositive Power
                                              1,788,022
                  --------------------------------------------------------------
                  (8) Shared Dispositive
                      Power                   0
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially
      Owned by Each Reporting Person          1,788,022
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount
      in Row (9) Excludes Certain
      Shares
--------------------------------------------------------------------------------
11.   Percent of Class Represented
      by Amount in Row 9                      11.7%
--------------------------------------------------------------------------------
12.   Type of Reporting Person
                                              PN
--------------------------------------------------------------------------------

CUSIP NO.    G31215 10 9           13G
          -----------------

--------------------------------------------------------------------------------

5.    Name of Reporting Person           Heracles-B L.P.
      S.S. or I.R.S. Identifica-
      tion No. of Above Person           (No S.S. or IRS
                                         Identification No.)
--------------------------------------------------------------------------------

6.    Check the Appropriate Box          (a)    X
      if a Member of a Group
                                         (b)
--------------------------------------------------------------------------------

7.    S.E.C. Use Only
--------------------------------------------------------------------------------

8.    Citizenship or Place of            Delaware
      Organization
--------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power
Beneficially                                  1,788,022
                  --------------------------------------------------------------
Owned by Each     (6) Shared Voting
Reporting Person      Power                   0
With              --------------------------------------------------------------
                  (7) Sole Dispositive Power
                                              1,788,022
                  --------------------------------------------------------------
                  (8) Shared Dispositive
                      Power                   0
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially
      Owned by Each Reporting Person          1,788,022
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount
      in Row (9) Excludes Certain
      Shares
--------------------------------------------------------------------------------
11.   Percent of Class Represented
      by Amount in Row 9                      11.7%
--------------------------------------------------------------------------------
12.   Type of Reporting Person
                                              PN
--------------------------------------------------------------------------------

CUSIP NO.    G31215 10 9           13G
          -----------------

--------------------------------------------------------------------------------

1.    Name of Reporting Person          ESG Partners (Bermuda) L.P.
      S.S. or I.R.S. Identifica-
      tion No. of Above Person          (No S.S. or IRS
                                        Identification No.)
--------------------------------------------------------------------------------

2.    Check the Appropriate Box         (a)   X
      if a Member of a Group
                                        (b)
--------------------------------------------------------------------------------

3.    S.E.C. Use Only
--------------------------------------------------------------------------------

4.    Citizenship or Place of            Bermuda
      Organization
--------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power
Beneficially                                  886,793
                  --------------------------------------------------------------
Owned by Each     (6) Shared Voting
Reporting Person      Power                   0
With              --------------------------------------------------------------
                  (7) Sole Dispositive Power
                                              886,793
                  --------------------------------------------------------------
                  (8) Shared Dispositive
                      Power                   0
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially
      Owned by Each Reporting Person          886,793
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount
      in Row (9) Excludes Certain
      Shares
--------------------------------------------------------------------------------
11.   Percent of Class Represented
      by Amount in Row 9                      6.3%
--------------------------------------------------------------------------------
12.   Type of Reporting Person
                                              PN
--------------------------------------------------------------------------------

CUSIP NO.    G31215 10 9           13G
          -----------------

--------------------------------------------------------------------------------

5.    Name of Reporting Person           Heracles ESG L.L.C.
      S.S. or I.R.S. Identifica-
      tion No. of Above Person           (No S.S. or IRS
                                         Identification No.)
--------------------------------------------------------------------------------

6.    Check the Appropriate Box          (a)    X
      if a Member of a Group
                                         (b)
--------------------------------------------------------------------------------

7.    S.E.C. Use Only
--------------------------------------------------------------------------------

8.    Citizenship or Place of            Delaware
      Organization
--------------------------------------------------------------------------------
Number of Shares  (5) Sole Voting Power
Beneficially                                  886,793
                  --------------------------------------------------------------
Owned by Each     (6) Shared Voting
Reporting Person      Power                   0
With              --------------------------------------------------------------
                  (7) Sole Dispositive Power
                                              886,793
                  --------------------------------------------------------------
                  (8) Shared Dispositive
                      Power                   0
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially
      Owned by Each Reporting Person          886,793
--------------------------------------------------------------------------------
10.   Check if the Aggregate Amount
      in Row (9) Excludes Certain
      Shares
--------------------------------------------------------------------------------
11.   Percent of Class Represented
      by Amount in Row 9                      6.3%
--------------------------------------------------------------------------------
12.   Type of Reporting Person
                                              OO
--------------------------------------------------------------------------------

ITEM 1

         (A)      NAME OF ISSUER

                           ESG Re Limited

         (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                           16 Church Street
                           Hamilton, HM11 Bermuda


ITEM 2

         (C)      NAME OF PERSONS FILING

                           John C Head III
                           Madie Ivy
                           HMI Partners L.P.
                           Heracles-B L.P.
                           ESG Partners (Bermuda) L.P.
                           Heracles ESG L.L.C.

         (D)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                           For each of the persons named in
                           Item 2(c) above:
                           c/o Head & Company L.L.C.
                           1330 Avenue of the Americas
                           New York, NY  10019-5402

         (E)      CITIZENSHIP

                           John C Head III                    U.S.A.
                           Madie Ivy                          U.S.A.
                           HMI Partners L.P.                  Delaware
                           Heracles-B L.P.                    Delaware
                           ESG Partners (Bermuda) L.P.        Bermuda
                           Heracles ESG L.L.C.                Delaware

         (F)      TITLE OF CLASS OF SECURITIES

                           Common Shares, $1.00 par value.

         (G)      CUSIP NUMBER

                           G31215 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  (A) ( )           BROKER OR DEALER REGISTERED UNDER
                                    SECTION 15 OF THE ACT

                  (B) ( )           BANK AS DEFINED IN SECTION 3(A)(6) OF
                                    THE ACT

                  (C) ( )           INSURANCE COMPANY AS DEFINED IN
                                    SECTION 3(A)(19) OF THE ACT

                  (D) ( )           INVESTMENT COMPANY REGISTERED UNDER
                                    SECTION 8 OF THE INVESTMENT COMPANY ACT

                  (E) ( )           INVESTMENT ADVISER REGISTERED UNDER
                                    SECTION 203 OF THE INVESTMENT ADVISERS
                                    ACT OF 1940

                  (F) ( ) EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE
                                    SS. 140.13D-1(B)(1)(II)(F)

                  (G) ( ) PARENT HOLDING COMPANY, IN ACCORDANCE WITHSS. 240.13D-1(B)(II)(G)

                  (H) ( )           GROUP, IN ACCORDANCE WITH
                                    SS. 240.13D-1(B)(1)(II)(H)


ITEM 4            OWNERSHIP

                  See responses to Items 5, 6, 7, 8, 9 and 11 of Cover Pages and Schedule A.


ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                           IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT
                  THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ]

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.


ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  John C Head III (IN)
                  Madie Ivy (IN)
                  HMI Partners L.P. (PN)
                  Heracles-B L.P. (PN)
                  ESG Partners (Bermuda) L.P. (PN)
                  Heracles ESG L.L.C. (OO)
                  Head Company Profit Sharing Plan (EP)
                  Trusts f/b/o two minor children of Mr. Head and Ms. Ivy (OO) Head Family Foundation (OO)
                  Drake Holdings Limited (OO)
                  Head Company Pension Plan (EP)


ITEM 9            NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 12, 1998
-----------------
      Date
                                                  /s/ John C Head III
                                                  ------------------------------
                                                  JOHN C HEAD III


                                                  /s/ Madie Ivy
                                                  ------------------------------
                                                  MADIE IVY



                                                  HMI PARTNERS L.P.

                                                  By:    Heracles-B L.P.,
                                                         its General Partner

                                                  By: /s/ John C Head III
                                                     ---------------------------
                                                     Name: John C Head III
                                                     Title: General Partner


                                                  HERACLES-B L.P.


                                                  By: /s/ John C Head III
                                                     ---------------------------
                                                     Name: John C Head III
                                                     Title: General Partner

                                                  ESG PARTNERS (BERMUDA) L.P.

                                                  By:    Heracles ESG L.L.C.,
                                                         its General Partner


                                                  By: /s/ John C Head III
                                                     ---------------------------
                                                     Name: John C Head III
                                                     Title: Managing Member


                                                  HERACLES ESG L.L.C.


                                                  By: /s/ John C Head III
                                                     ---------------------------
                                                     Name:  John C Head III
                                                     Title: Managing Member

                                   SCHEDULE A


                  John C Head III beneficially owns 3,355,466 Common Shares, which number includes (a) 8,685 Common Shares which he holds directly, (b) 885 Common Shares issuable upon exercise of Class A Warrants he holds directly, (c) 3,000 Common Shares held by certain trusts created for the benefit of two minor children of Mr. Head and Ms. Ivy over which Mr. Head shares voting and dispositive power, (d) 427,807 Common Shares held by HMI Partners L.P. over which Mr. Head shares voting and dispositive power, (e) 1,083,975 Common Shares issuable upon exercise of Class A Warrants held by HMI Partners L.P. over which Mr. Head shares voting and dispositive power, (f) 276,240 Common Shares issuable upon exercise of Class B Warrants held by HMI Partners L.P. over which Mr. Head shares voting and dispositive power, (g) 10,695 Common Shares held by the Head Family Foundation over which Mr. Head shares voting and dispositive power, (h) 1,415 Common Shares issuable upon exercise of Class A Warrants held by the Head Family Foundation over which Mr. Head shares voting and dispositive power, (i) 108,952 Common Shares held by the Head Company Profit Sharing Plan over which Mr. Head shares voting and dispositive power, (j) 14,154 Common Shares issuable upon exercise of Class A Warrants held by the Head Company Profit Sharing Plan over which Mr. Head shares voting and dispositive power, (k) 5,348 Common Shares held by the Head Company Pension Plan over which Mr. Head shares voting and dispositive power, (l) 708 Common Shares issuable upon exercise of Class A Warrants held by the Head Company Pension Plan over which Mr. Head shares voting and dispositive power, (m) 465,241 Common Shares held by Drake Holdings Limited over which Mr. Head shares voting and dispositive power, (n) 61,568 Common Shares issuable upon exercise of Class A Warrants held by Drake Holdings Limited over which Mr. Head shares voting and dispositive power, (o) 783,155 Common Shares held by ESG Partners (Bermuda) L.P. over which Mr. Head shares voting and dispositive power, and (p) 103,638 Common Shares issuable upon exercise of Class A Warrants held by ESG Partners (Bermuda) L.P over which Mr. Head shares voting and dispositive power.

                  Madie Ivy beneficially owns 3,355,417 Common Shares, which number includes (a) 8,636 Common Shares which she holds directly, (b) 885 Common Shares issuable upon exercise of Class A Warrants she holds directly, (c) 3,000 Common Shares held by certain trusts created for the benefit of two minor children of Mr. Head and Ms. Ivy over which Ms. Ivy shares voting and dispositive power, (d) 427,807 Common Shares held by HMI Partners L.P. over which Ms. Ivy shares voting and dispositive power, (e) 1,083,975 Common Shares issuable upon exercise of Class A Warrants held by HMI Partners L.P. over which Ms. Ivy shares voting and dispositive power, (f) 276,240 Common Shares issuable upon exercise of Class B Warrants held by HMI Partners L.P. over which Ms. Ivy shares voting and dispositive power, (g) 10,695 Common Shares held by the Head Family Foundation over which Ms. Ivy shares voting and dispositive power, (h) 1,415 Common Shares issuable upon exercise of Class A Warrants held by the Head Family Foundation over which Ms. Ivy shares voting and dispositive power, (i) 108,952 Common Shares held by the Head Company Profit Sharing Plan over which Ms. Ivy shares voting and dispositive power, (j) 14,154 Common Shares issuable upon exercise of Class A Warrants held by the Head Company Profit Sharing Plan over which Ms. Ivy shares voting and dispositive power, (k) 5,348 Common Shares held by the Head Company Pension Plan over which Ms. Ivy shares voting and dispositive power, (l) 708 Common Shares issuable upon exercise of Class A Warrants held by the Head Company Pension Plan over which Ms. Ivy shares voting and dispositive power, (m) 465,241 Common Shares held by Drake Holdings Limited over which Ms. Ivy shares voting and dispositive power, (n) 61,568 Common Shares issuable upon exercise of Class A Warrants held by Drake Holdings Limited over which Ms. Ivy shares voting and dispositive power, (o) 783,155 Common Shares held by ESG Partners (Bermuda) L.P. over which Ms. Ivy shares voting and dispositive power, and (p) 103,638 Common Shares issuable upon exercise of Class A Warrants held by ESG Partners (Bermuda) L.P over which Ms. Ivy shares voting and dispositive power.

                  HMI Partners L.P. beneficially owns 1,788,022 Common Shares, which number includes (a) 427,807 Common Shares held directly, (b) 1,083,975 Common Shares issuable upon exercise of Class A Warrants and (c) 276,240 Common Shares issuable upon exercise of Class B Warrants. The General Partner of HMI Partners L.P. is Heracles-B L.P., the General Partners of which are John C Head III and Madie Ivy.

                  Heracles-B L.P. beneficially owns 1,788,022 Common Shares, which number includes (a) 427,807 Common Shares held by HMI Partners L.P., (b) 1,083,975 Common Shares issuable upon exercise of Class A Warrants held by HMI Partners L.P. and (c) 276,240 Common Shares issuable upon exercise of Class B Warrants held by HMI Partners L.P.

                  ESG Partners (Bermuda) L.P. beneficially owns 886,793 Common Shares, which number includes (a) 783,155 Common Shares held directly and (b) 103,638 Common Shares issuable upon exercise of Class A Warrants. The General Partner of ESG Partners (Bermuda) L.P. is Heracles ESG L.L.C., the Managing Members of which are John C Head III and Madie Ivy.

                  Heracles ESG L.L.C. beneficially owns 886,793 Common Shares, which number includes (a) 783,155 Common Shares held by ESG Partners (Bermuda) L.P. and (b) 103,638 Common Shares issuable upon exercise of Class A Warrants held by ESG Partners (Bermuda) L.P.

                                INDEX TO EXHIBITS

Exhibit No.                Description

1                          Joint Filing Agreement dated as of February 12, 1998